SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 10)(1)


                                DBA SYSTEMS, INC.
                                (Name of Issuer)



                          COMMON STOCK, $.10 PAR VALUE
                         (Title of Class of Securities)



                                    233031103
                                 (CUSIP Number)



                                   ----------


---------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 Pages

-----------------------------                       ----------------------------
CUSIP No. 233031103                     13G               Page 2 of 6 Pages
-----------------------------                       ----------------------------


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   1.  NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WECHSLER & CO., INC.


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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       New York

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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             Not Applicable
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       Not Applicable

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       BD


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                Page 2 of 6 Pages

-----------------------------                       ----------------------------
CUSIP No. 233031103                     13G               Page 2 of 6 Pages
-----------------------------                       ----------------------------


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   1.  NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       NORMAN J. WECHSLER


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             Not Applicable
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       Not Applicable

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                Page 3 of 6 Pages

Item 1(a).     Name of Issuer:

               DBA SYSTEMS, INC.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               1200 South Woody Burke Road
               Melbourne, FL 32901

Item 2(a).     Name of Person Filing:

               This Schedule 13G is filed on behalf of (i) Wechsler & Co., Inc. and (ii) Norman J. Wechsler (each a "Reporting Person" and collectively, the "Reporting Persons").

Item 2(b).     Address of Principal Business Office or, if none,
               Residence:

               105 South Bedford Road
               Suite 310
               Mount Kisco, NY 10549


Item 2(c).     Citizenship:

               Wechsler & Co., Inc. is a New York corporation and
               Norman J. Wechsler is a United States citizen.

Item 2(d).     Title of Class of Securities:

               Common Stock, $.10 par value

Item 2(e).     CUSIP Number:

               233031103

Item 3.        Type of Reporting Person:

               (a)  Wechsler & Co., Inc. is a broker-dealer registered under
                    Section 15 of the Securities Exchange Act of 1934. Norman J. Wechsler is the majority shareholder, Chairman of the Board and President of Wechsler & Co., Inc. and, accordingly, is considered the beneficial owner of securities beneficially owned by Wechsler & Co., Inc. Mr. Wechsler's beneficial ownership of Common Stock of the Issuer does not exceed 1% of such class of equity securities, exclusive of equity securities beneficially owned by Wechsler & Co., Inc.

               (b)  - (h): Not applicable



                                Page 4 of 6 Pages

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:

                    Pursuant to the acquisition on March 2, 1998 of all of the issued and outstanding Common Stock of the Issuer by The Titan Corporation, Wechsler & Co., Inc. ceased to be the beneficial owner of shares of Common Stock of the Issuer.

               (b)  Percent of Class:

                    0%

               (c)  Number of shares as to which such person has:

                                    (i)      sole power to vote or to direct the
                                             vote:

                                             -0-

                                    (ii)     shared  power to vote or to  direct
                                             the vote:

                                             Not Applicable

                                    (iii)    sole  power to dispose or to direct
                                             the disposition of:

                                             -0-

                                    (iv)     shared   power  to  dispose  or  to
                                             direct the disposition of:

                                             Not Applicable

Item 5. This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock.

Items 6-9.          Not Applicable


Item 10. By signing below, each of the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                Page 5 of 6 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 16, 1998


                                               WECHSLER & CO., INC.


                                               By: /s/ Norman J. Wechsler
                                                   -----------------------------
                                                   Norman J. Wechsler,
                                                   President


                                                   /s/ Norman J, Wecshler
                                                   -----------------------------
                                                   Norman J. Wechsler



                                Page 6 of 6 Pages